Exhibit 10.2

AGREEMENT

DATE: June 22, 2021

COMPANY: Signing Day Sports ("**Sponsor**")
Attn: Jordan Simone

1. TERM:

This Marketing Agreement ("Agreement") relates to sponsorship opportunities and the specific inventory listed herein below. The Texas High School Coaches Association (THSCA) appreciates your commitment. Sponsor and THSCA agree that the following terms and conditions are applicable to this Agreement. Signing Day Sports will become a Cornerstone Sponsor of the Texas High School Coaches Association (THSCA).

This agreement will commence on July 1 for a term of three (3) years, expiring on June 30, 2024 with an option to renew annually after the initial term of the contract. Notice of non-renewal shall be given six (6) months prior to expiration of the contract.

2. THSCA COMMITMENT TO SPONSOR FOR EACH CONTRACT YEAR

a. Complimentary Booth Space at Convention (size negotiable)
b. 1st choice priority booth selection
c. Full page 4/color ads in 9 issues of Texas Coach OR digital ads in certain issues of THSCA Weekly News Brief
d. Floor graphics in Exhibit Hall in front of exhibit booth recognizing your company as a Cornerstone sponsor and logo recognition on entrance unit to the Exhibit Hall at Coaching School.
e. Recognition as sponsor on THSCA website with logo and link to sponsor's website
f. Rotating banner ad on THSCA website
g. Use of THSCA logo in promotional materials as "Official Sponsor"
h. Opportunity to provide 2 articles a year for the THSCA Weekly News Brief
i. Opportunity to send quarterly email blast to members (THSCA to approve content)
j. Two individual social media posts per month; two Cornerstone group social media posts per month
k. Sponsor will also sponsor the Football and Baseball Lecture Halls. They will be able to welcome the attendees (2 minute max) and brand the room with their signage. THSCA will provide signage outside the lecture hall listing sponsor as the sponsor of that event.
l. Sponsor will also be listed as an official sponsor of the ROCK Mentoring Program and be listed in all publicity with that program.

3. ADDITIONAL TERMS OF AGREEMENT

THSCA recognizes that sponsor will provide a recruiting service to schools which in turn will help individual athletes. At no time will sponsor be able to charge students or their families individually for their service. All payment must come from the school districts.

THSCA will be working with sponsor to set up eight (8) locations in the state for Super Regional Combines to take place in late May and early June. Sign up for the combines can only be done by athletes at participating schools.

THSCA will approve all drills at combines as well as personnel working the combines. No individual athlete can participate unless accompanied by a coach, who must be a member of the THSCA. Each athlete will have the ability to participate in 3 combines. Combines are to be conducted with verifiable measurements (laser timed).

Both parties reserve the right to make any changes to terms that would improve services provided as needed. It is agreed both parties will communicate annually on the terms.

4. SPONSOR COMMITMENT

a. In consideration for all the benefits listed in this Agreement, Sponsor shall contribute payments as follows:
   - $50,000.00 as a Cornerstone Sponsor for each Contract Year of this Agreement.
   - $15,000.00 for sponsorship of Football Lecture Hall
   - $15,000.00 for sponsorship of Baseball Lecture Hall
   - $20,000.00 for sponsorship of ROCK Mentoring Program
   - Payment will be due on June 6 of every contract year.

TEXAS HIGH SCHOOL COACHES ASSOCIATION	SIGNING DAY SPORTS
[signature]	[signature]
By its Authorized Agent	By its Authorized Agent
Joe Martin	John J Dorsey
Printed Name	Printed Name
6-24-2021	6-23-2021
Date	Date